UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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MAGNETEK, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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N49 W13650 Campbell Drive

Menomonee Falls, Wisconsin  53051

September 10, 2008

Dear Shareholder:

It is our pleasure to invite you to the 2008 Annual Meeting of Shareholders of Magnetek, Inc., which will be held on Friday, October 24, 2008 at 10:00 a.m. Central Daylight Time. During the meeting, we will discuss the items of business described in the attached Notice of Annual Meeting of Shareholders and Proxy Statement. There will also be a report on Magnetek’s business operations and an opportunity to ask questions. A representative of Ernst & Young LLP, Magnetek’s independent registered public accounting firm for fiscal year 2008, will also be present and will have the opportunity to make a statement to our shareholders and respond to questions.

We hope you can personally attend the meeting and vote your shares. If you are unable to do so, it is still important that your shares be represented and we urge you to promptly sign, date and return the enclosed Proxy Card, or to vote by telephone or by Internet by following the instructions on the enclosed Proxy Card. Your vote, regardless of the number of shares you own, is important. If you are unable to attend the meeting, we hope you will listen to it live over the Internet by accessing the “Investor Relations” page of our website, www.magnetek.com. Slides used at the meeting and audio of the report of operations will be maintained on our website as long as its content remains timely.

Sincerely,

Mitchell I. Quain
Chairman of the Board of Directors

David P. Reiland
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Time:	Friday, October 24, 2008, 10:00 a.m. Central Daylight Time.

Place:	Magnetek Corporate Offices
N50 W13775 Overview Drive
Menomonee Falls, Wisconsin, 53051

Items of Business:	1)	Election of the persons nominated herein to the Board of Directors;

	2)	Ratification of the appointment of Ernst & Young LLP as Magnetek’s independent registered public accounting firm for fiscal year 2009;

	3)	Transaction of other business that may properly come before the meeting.

Who Can Vote:

Anyone who held shares of common stock of Magnetek, Inc., at the close of business on September 3, 2008 (the “Record Date”). For ten days prior to the Annual Meeting, a list of shareholders entitled to vote at the Annual Meeting will be available for inspection in the offices of the Vice President Legal Affairs and Corporate Secretary, N49 W13650 Campbell Drive, Menomonee Falls, Wisconsin 53051 during business hours each weekday. The list will also be available at the Annual Meeting.

Annual Report:

A copy of Magnetek’s Annual Report for the fiscal year ended June 29, 2008, including the report on Form 10-K, without exhibits, is enclosed with this Notice of Annual Meeting and Proxy Statement. The Annual Report on Form 10-K, with exhibits, which has been filed with the Securities and Exchange Commission, can be accessed through direct links to the SEC filings on the Magnetek website at www.magnetek.com in the “Investor Relations” section. Upon request, Magnetek will, without charge, send its shareholders an additional copy of the Annual Report on Form 10-K (with financial statements and related schedules) for fiscal 2008. The request must be directed to the attention of the Corporate Secretary of Magnetek, Inc., N49 W13650 Campbell Drive, Menomonee Falls, Wisconsin, 53051.

Method of Voting:	Your vote is important and may be cast in any of the following ways:

	1)	Mark, sign, date and return the enclosed Proxy Card in the postage-paid envelope (no additional postage is necessary if mailed in the United States);

	2)	Vote in person at the Annual Meeting;

	3)	Vote by telephone by following the instructions on the Proxy Card; or

	4)	Vote via the Internet by following the instructions on the Proxy Card.

MAGNETEK, INC.

2008 ANNUAL MEETING

PROXY STATEMENT

PROXY STATEMENT

Magnetek, Inc.’s Board of Directors solicits the enclosed Proxy to give all of the shareholders of record of Magnetek, Inc. (referred to herein as “Magnetek” or the “Company”) an opportunity to vote on the matters set forth in the preceding Notice of Annual Meeting of Shareholders. The Annual Shareholders’ Meeting (“Annual Meeting”) will be held on Friday, October 24, 2008, at 10:00 a.m. Central Daylight Time, at Magnetek’s Corporate Offices, N50 W13775 Overview Drive, Menomonee Falls, Wisconsin, 53051. This Proxy Statement and the accompanying Proxy Card were first mailed to shareholders on or about September 10, 2008.

Voting Information

Who Can Vote: Voting rights are vested exclusively in holders of Magnetek, Inc.’s common stock, par value $.01, who held stock as of the close of business on September 3, 2008 (the “Record Date”). As of the close of business on the Record Date, there were 30,987,920 shares of common stock outstanding. Shareholders are entitled to one vote for each share of common stock held on any matter that properly comes before the shareholders at the Annual Meeting.

Ways to Vote: Shareholders may vote in person at the Annual Meeting, by Proxy, by telephone or via the Internet. To vote by Proxy, simply mark the enclosed Proxy Card, date and sign it and return it in the postage-paid envelope provided. Doing so authorizes the individuals named as Proxy Holders on the Proxy Card to vote your shares according to your instructions. Proxy Cards that are signed and returned without voting instructions will be voted by the Proxy Holders in favor of each proposal. The Proxy Holders will vote at their discretion on other matters that properly come before the shareholders at the Annual Meeting. You may also vote via telephone or the Internet by simply following the instructions on the enclosed Proxy Card.

Revocation of Proxy. At any time before the meeting, you may revoke your Proxy by (a) signing another Proxy Card with a later date and returning it prior to the meeting, (b) attending the meeting in person to cast your vote, or (c) casting your vote via telephone or the Internet on a date later than the date on your Proxy Card.

Quorum and Counting of Votes. To establish a quorum necessary to conduct business at the Annual Meeting, a majority of the outstanding shares of common stock must be represented. Votes may be cast in favor of the proposals, may be withheld, or you may abstain from voting on a particular item, except with respect to the election of Directors. Votes withheld from the election of any Director will be excluded entirely from the vote and will have no effect on the election. Directors are elected by a plurality of the votes cast and shares may not be voted cumulatively for the election of Directors. A majority of the votes cast is necessary to ratify the appointment of the independent registered public accounting firm for fiscal year 2009.  Abstentions will be counted as present for purposes of establishing a quorum with respect to the item on which the abstention is noted and will have the effect of a negative vote.

Broker non-votes occur when shares are held in “street” form through a broker or similar market intermediary rather than in the shareholder’s own name. The broker or other intermediary is authorized to vote the shares on routine matters, such as the election of Directors, but may not vote on non-routine matters without the beneficial shareholder’s express authorization. Broker non-votes are counted for purposes of determining the presence of a quorum for the election of Directors, but under Delaware law are not counted for purposes of determining the votes cast on any non-routine proposal.

Proposals. The following proposals will be submitted by the Company for a vote of the shareholders at this year’s Annual Meeting.

Proposal 1: Election of Directors. Each current member of the Board of Directors is recommended for re-election to the Board and has agreed to stand for re-election. If elected, they will each serve a one-year term until the next Annual Meeting or until a successor is elected and qualified in the event that their services as a Director terminate prior to the next meeting of shareholders for some unforeseen reason. If unforeseen circumstances make it necessary for the Board of Directors to substitute another person in place of any of the below nominees, the Proxy Holders will vote shares cast in favor of that nominee for the substitute. Detailed information about each of the below-named nominees is provided in the section titled “Board of Directors” on pages 4 and 5 of this Proxy Statement:

David A. Bloss, Sr.

Dewain K. Cross

Yon Y. Jorden

Mitchell I. Quain

David P. Reiland

The Board of Directors unanimously recommends a vote “FOR” each of the nominees.

Proposal 2: Ratification of the Appointment of Independent Registered Public Accounting Firm. The Audit Committee of the Board of Directors has appointed Ernst & Young LLP to serve as Magnetek’s independent registered public accounting firm for fiscal 2009. The Board has ratified the appointment. This proposal is submitted to the shareholders to verify their approval of this selection. If the appointment of Ernst & Young LLP is not ratified by the shareholders, the Audit Committee will reconsider its selection but reserves the right to uphold the appointment.

The Board of Directors unanimously recommends a vote “FOR” approval and ratification of the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for fiscal 2009.

Shareholder Proposals. No proposals were timely submitted for inclusion in the Proxy Statement for this Annual Meeting or for consideration at this meeting. No untimely proposals were submitted as of the date of this Proxy Statement. Any proposals received prior to the meeting, when and if raised at the Annual Meeting, will be voted by the Proxy Holders in the manner deemed appropriate by the Board of Directors.

Other Matters. Magnetek does not know of any business other than that described in the Notice of Annual Meeting and this Proxy Statement that will be presented for consideration or action by the shareholders at this Annual Meeting; however, any business that properly comes before the Annual Meeting will be voted by the Proxy Holders in the manner deemed appropriate by the Board.

Submission of Shareholder Proposals for 2009 Annual Meeting. Magnetek anticipates that next year’s Annual Shareholders’ Meeting will take place on November 4, 2009. Any shareholder satisfying the Securities and

Exchange Commission’s requirements and wishing to submit a proposal, including nomination of a director, to be included in the Proxy Statement for the 2009 Annual Shareholders’ Meeting should submit the proposal in writing to the Vice President Legal Affairs of Magnetek, Inc. at:

Magnetek, Inc.

Attn: Vice President Legal Affairs

N49 W13650 Campbell Drive

Menomonee Falls, Wisconsin, 53051

The proposal must be received on or before May 13, 2009, to be considered timely submitted for inclusion in the Proxy Statement for the 2009 Annual Shareholders’ Meeting and must include the information required by the Company’s Bylaws. Magnetek’s Proxy Holders reserve discretion to vote in the manner deemed appropriate by the Board of Directors with respect to timely filed proposals, provided that (1) Magnetek includes in its Proxy Statement for the 2009 Annual Shareholders’ Meeting advice on the nature of the proposal and how Magnetek intends to exercise its voting discretion, and (2) the proponent of such proposal does not issue a separate Proxy Statement in respect of that proposal. Proposals, including nominations for election of a director, that are not timely submitted for inclusion in the Proxy Statement for the 2009 Annual Shareholders’ Meeting pursuant to the above paragraph, must be submitted in writing to the Vice President Legal Affairs at the address in the above paragraph on or before June 26, 2009 to be timely for consideration at the meeting and must comply with the other requirements for shareholder proposals and director nominations set forth in the Company’s Bylaws.

Costs of Solicitation. Magnetek will pay the cost of preparing, printing and mailing materials in connection with this solicitation of proxies. Magnetek has retained D.F. King & Co., Inc. to solicit proxies at a cost of approximately $9,000.00, plus reasonable out-of-pocket expenses. In addition to solicitation of proxies by use of the mail, D.F. King & Co., Inc. may, without additional compensation, solicit proxies personally, by telephone or by other appropriate means. Magnetek will request banks, brokerage firms and other custodians, nominees or fiduciaries holding shares of Magnetek’s common stock for others to send Proxy materials to, and to obtain Proxies from, their principals, and Magnetek will reimburse them for reasonable expenses incurred in doing so upon request.

Delivery of Proxy Materials to Households. Pursuant to the rules of the Securities and Exchange Commission (“SEC”), services that deliver the Company’s communications to shareholders that hold their stock through a bank, broker or other holder of record may deliver to multiple shareholders sharing the same address a single copy of the Company’s 2008 Annual Report and this Proxy Statement. Upon written or oral request, the Company will promptly deliver a separate copy of the Company’s 2008 Annual Report and/or this Proxy Statement to any shareholders at a shared address to which a single copy of each document was delivered. Shareholders may notify the Company of their requests by calling or writing Jolene L. Shellman, Vice President Legal Affairs and Corporate Secretary, at:

Magnetek, Inc.

Attn: Vice President Legal Affairs

N49 W13650 Campbell Drive

Menomonee Falls, Wisconsin, 53051

Phone: (262) 703-4283

Shareholders currently receiving multiple copies of the Annual Report and Proxy Statement at a shared address and who wish to receive only a single copy in the future may direct their request to the same phone number and address indicated above.

PROPOSAL NO. 1

ELECTION OF BOARD OF DIRECTORS

Our Board of Directors has nominated the five Director candidates named below for re-election to the Board. Personal information on each of our Director candidates is provided below. All of our nominees currently serve as Directors. None of our Directors are employed by Magnetek, other than David P. Reiland, the Company’s President and Chief Executive Officer. Each Director is elected for a one-year term, holding office until the next Annual Shareholders’ Meeting of the Company or until a successor is elected and qualified in the event that his or her services as a Director terminate prior to the next Annual Shareholders’ Meeting for some unforeseen reason. All of our nominee Directors have agreed to stand for re-election.

David A. Bloss, Sr. (58), Member, Audit, Nominating and Corporate Governance and Compensation Committees

David A. Bloss, Sr. was elected a director of the Company on April 23, 2008.  He serves on the Audit Committee, Nominating and Corporate Governance Committee and the Compensation Committee. Mr. Bloss is currently the Chairman of the Board of CIRCOR International, Inc. a fluid control valve manufacturer.  He retired as CIRCOR’s Chief Executive Officer in 2008, a position he held since 1999, when CIRCOR was spun off from Watts Industries, Inc. Prior to joining Watts, Mr. Bloss served as President of the superabrasives division of Norton Company and as Director of Corporate Planning and Development for Cooper Industries. He also held positions at Clark Equipment Company and Price Waterhouse & Co. He is currently a member of the Indiana University South Bend Chancellor’s Advisory Board.

Dewain K. Cross (70), Chairman, Audit Committee; Member, Nominating and Corporate Governance and Compensation Committees

Dewain K. Cross has served on the Board since 1994 and has served as Chairman of the Audit Committee since January 1995. He also serves on the Nominating and Corporate Governance Committee and the Compensation Committee. Mr. Cross served in various financial capacities with Cooper Industries, Inc., a diversified, worldwide manufacturer of electrical tools and products, from 1966 until his retirement in 1995, including as Senior Vice President of Finance from 1980 until 1995, Vice President, Finance from 1972 to 1980 and as Director of Accounting and Taxation and Assistant Controller and Treasurer prior to that. Mr. Cross is currently a director of CIRCOR International, Inc., a fluid control valve manufacturer.

Yon Y. Jorden (53) Chairman, Compensation Committee; Member, Audit, and Nominating and Corporate Governance Committees

Yon Y. Jorden has served on the Board since July 2004. She serves on the Audit and the Nominating and Corporate Governance Committees, and has served as Chairman of the Compensation Committee since October 2006. Since 1984, Ms. Jorden has held senior management positions in the health care services, technology and manufacturing industries, mostly as Chief Financial Officer or Controller of major NASDAQ or Fortune 500 companies. From 2002 to 2004, Ms. Jorden was Executive Vice President and Chief Financial Officer of Advance PCS. Prior to that, she served as Executive Vice President and Chief Financial Officer of Informix from 2000 to 2001, and held the same position with Oxford Health Plans, Inc., from 1998 to 2000. From 1990 to 1996, Ms. Jorden was a Senior Vice President and Chief Financial Officer of Wellpoint, Inc. From 1979 until 1984, Ms. Jorden was a Senior Auditor with Arthur Andersen & Company. Ms. Jorden serves on the board of Maxwell Technologies, Inc.  She also serves on the board and as the Chair of the Finance Committee for the Dallas Symphony Orchestra.

Mitchell I. Quain (56), Chairman of the Board; Chairman, Nominating and Corporate Governance Committee; Member Audit and Compensation Committees

Mitchell I. Quain has served as Chairman of the Board since October 2006, and has served on the Board since 2000. He serves as the Chairman of the Nominating and Corporate Governance Committee and is a member of the Audit and the Compensation Committees. Mr. Quain is a Managing Director of ACI Capital Co., LLC, a private equity firm. From 2001 to 2003, he served as Vice Chairman of Investment Banking at ABN AMRO, a global full service wholesale and retail bank. Prior to that, he served as the Global Head of Industrial Manufacturing and of its banking business. From early 1997 until its acquisition by ING Barings later that year, Mr. Quain was an Executive Vice President and a member of the Board of Directors and of the Management Committee of Furman Selz, an international financial services and investment banking firm. Prior to joining Furman Selz, Mr. Quain was a partner with Wertheim & Company, Inc., an investor relations and communications company. Mr. Quain serves on the boards of Hardinge Inc., a machine tool manufacturer, and Titan International, Inc., a manufacturer of civilian and military tires and wheels.

David P. Reiland (54), President and Chief Executive Officer

David P. Reiland has served on the Board since December, 2006, and has served as the Company’s President and Chief Executive Officer since November 1, 2006. He served as Executive Vice President of the Company since 2001 and as Chief Financial Officer since 1988. He was Controller of the Company from 1986 to 1993 and was Vice President, Finance from 1987 to 1989. Prior to joining the Company, Mr. Reiland was an audit manager with Arthur Anderson & Co., where he served in various capacities from 1980 until 1986.  Mr. Reiland serves on the board of Broadwind Energy, Inc.

The Board of Directors unanimously recommends that Shareholders vote “FOR” the election of the director nominees named above.

PROPOSAL NO. 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP to serve as Magnetek’s independent registered public accounting firm for fiscal 2009. The Board has ratified the appointment. This proposal is submitted to the shareholders to verify their approval of this selection. If the appointment of Ernst & Young LLP is not ratified by the shareholders, the Audit Committee will reconsider its selection but reserves the right to uphold the appointment.

A representative of Ernst & Young LLP is expected to attend the Annual Meeting and will be available to answer shareholders’ questions or have the opportunity to make a statement if he or she wishes to do so.

Fees Paid to Ernst & Young LLP

The following table shows the aggregate fees billed to Magnetek for fiscal years 2008 and 2007 by Ernst & Young LLP, the Company’s independent registered public accounting firm. All of the fees were approved by the Audit Committee in accordance with the pre-approval policy below.

Services Performed	2008	2007
Audit Fees (1)	$345,000	$707,400
Audit Related Fees (2)	0	6,100
Tax Fees (3)	0	0
All Other Fees	0	0
	$345,000	$713,500

Notes:

(1)

Includes fees billed for professional services rendered for the audits of the Company’s consolidated financial statements and internal control over financial reporting and review of the interim consolidated financial statements included in quarterly reports and services in connection with statutory and regulatory filings or engagements.

(2)

Includes fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services include consultations concerning financial accounting and reporting.

(3)	Includes fees billed for tax compliance and tax advice.

Independence of Registered Public Accounting Firm

The Audit Committee reviews annually a formal written statement from the independent registered public accounting firm disclosing all relationships between it and the Company, consistent with Independence Standards Board Standard No. 1. In addition, the Committee reviews and discusses whether non-audit services approved pursuant to the pre-approval procedure outlined below are compatible with maintaining independence. The Audit Committee determined that the performance of services described above other than audit services is compatible with maintaining the independence of Ernst & Young.

Pre-Approval Policy

The Audit Committee has adopted a formal pre-approval policy for all services provided by the Company’s independent registered public accounting firm. The policy is reviewed annually by the Committee and modified, if appropriate, in accordance with, among other things, SEC rules and regulations. The policy combines the two approaches established by the SEC for pre-approving audit and non-audit services: (1) providing for pre-approval without consideration of specific pre-approved services, and (2) requiring explicit consideration and pre-approval of all other services to be provided by the independent registered public accounting firm and of any services exceeding pre-approved budgets. For both categories of services, the Audit Committee considers whether the proposed services are consistent with the SEC’s rules on auditor independence. The Audit Committee reviews and pre-approves annually the list of services subject to pre-approval and all requests or applications for such services are submitted to the Company’s Controller along with a detailed description of the services to be rendered. The Controller verifies whether a service is included within or excluded from the detailed description of services pre-approved by the Audit Committee and the Audit Committee is then timely informed of any such services rendered by the independent registered public accounting firm. Requests or applications to provide services that require specific approval of the Audit Committee are jointly submitted to the Committee by the independent registered public accounting firm and the Company’s Chief Financial Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence.

The Audit Committee has designated Magnetek’s internal auditor to monitor the performance of all services provided by the independent registered public accounting firm and to determine whether such services are in compliance with this policy. The Company’s internal auditor will report to the Audit Committee on a periodic basis on the results of the monitoring. Both the internal auditor and management will immediately report to the Chairman of the Audit Committee any breach of this policy that comes to their attention. The Audit Committee will also review the internal auditor’s annual internal audit plan to determine that the plan provides for the monitoring of the independent registered public accounting firm’s services.

The Audit Committee expects all of the work of the independent registered public accounting firm for fiscal year 2009 to be approved in accordance with the above policies and procedures.

The Board of Directors unanimously recommends a vote “FOR” approval and ratification of the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for fiscal 2009.

CORPORATE GOVERNANCE PRINCIPLES

Magnetek’s Board of Directors and management are committed to operating the Company in accordance with its long-standing governance principles and sound business practices. This fundamental framework provides the foundation from which the Board and management pursue long-term strategic objectives aligned with the interests of the Company’s shareholders. Magnetek’s corporate governance principles are reviewed annually by the Nominating and Corporate Governance Committee and any proposed changes are discussed with and recommended to the full Board for approval. Magnetek’s governance principles are published on its website at www.magnetek.com in the “Investor Relations” section, under “Corporate Governance,” and are available in print to any shareholder that requests a copy from the Vice President Legal Affairs and Corporate Secretary at Magnetek, Inc., N49 W13650 Campbell Drive, Menomonee Falls, Wisconsin 53051.

Board Composition and Independence

Magnetek’s Board of Directors currently consists of five members, each of whom is elected by the Company’s shareholders to serve a one-year term until the next Annual Shareholders’ Meeting, absent any unforeseen circumstances. The guidelines for Board composition encourage a breadth of experience from a variety of industries and professional backgrounds. The Nominating and Corporate Governance Committee identifies potential candidates through professional search firms and/or referrals. Candidacy for Board membership requires the final approval of the full Board, based upon the recommendation of the Nominating and Corporate Governance Committee and the Chairman of the Board. Each year, the Board proposes a slate of nominees to the shareholders, who elect the members of the Board at the Annual Shareholders’ Meeting. Shareholders may also propose nominees for consideration by the Nominating and Corporate Governance Committee by submitting the names and supporting information regarding proposed candidates to the Corporate Secretary in accordance with the procedure for submitting shareholder proposals set forth on page 2 of this Proxy Statement. Selected Directors are expected to meet the Company’s well-defined governance criteria, including demonstration of the highest personal and professional ethics, integrity and values, and a commitment to representing the long-term interests of the Company’s shareholders.

In accordance with the governance guidelines established by the New York Stock Exchange (NYSE) and the requirements of the Sarbanes-Oxley Act of 2002, the Board believes that a substantial majority of its members should be independent, non-employee Directors and has adopted criteria for establishing independence that meets or exceeds the requirements of the NYSE Corporate Governance Listing Standards. Each year, the Nominating and Corporate Governance Committee reviews the qualifications and independence of each existing Board member and new candidates for membership, if any, prior to making recommendations for nominations to the Board for the following year, taking into account all relevant facts, circumstances and affiliations, direct or indirect, relationships, and related person transactions that might impact a member’s independence from the Company and management. Based upon its most recent review of independence in July 2008, the Nominating and Corporate Governance Committee determined that all of the current Directors are independent under the NYSE Listing Standards and the Company’s guidelines, except Mr. Reiland, who accepted the appointment to serve as President and Chief Executive Officer of the Company effective November 1, 2006.

Recognizing the value of long-term experience, the Company does not have a mandatory retirement policy for its Directors. The Company does, however, require non-employee Directors to offer their resignation whenever their principal employment or affiliation changes after joining the Board or whenever there is a material change in their personal circumstances. The Nominating and Corporate Governance Committee then evaluates the changed circumstance and its impact on the Board member’s ability to continue effectively contributing to the oversight of the Company’s management and makes a recommendation to the Board on whether the member should continue to serve. The final decision, based upon the Committee’s recommendation, is made by the Board.

Board Responsibilities

Board members are expected to devote sufficient time and attention to carrying out their duties and responsibilities and to ensure that their other responsibilities, including service on other boards, do not interfere with their responsibilities as a member of Magnetek’s Board of Directors. Directors are expected to prepare for and attend all Board meetings and meetings of Committees to which they are assigned. Board members also are expected to attend each Annual Shareholders’ Meeting if they are able to do so. The Company schedules Board meetings once each quarter and calls special and telephonic meetings when required. Last year, the Company held four regularly scheduled quarterly meetings, one special meeting and four telephonic meetings. All of the Directors attended all of these meetings. Ms. Jorden and Messrs. Reiland, Quain and Cross attended the 2007 Annual Shareholders’ Meeting. We anticipate that all of our Directors will be in attendance at the October 24, 2008 Annual Meeting.

A master Board meeting agenda and agendas for each of the Committees are prepared each year to cover recurring items and are submitted to the Chairman of the Board and to the Committees for review and approval. Proposed meeting agendas are submitted to the Chairman of the Board and the Committee Chairmen prior to each scheduled meeting to enable the Chairmen to revise the agenda and add additional topics for discussion, as appropriate. Materials relevant to the topics to be discussed are distributed prior to meetings and Directors are expected to review the materials and prepare for meetings in advance. At each quarterly meeting, the Board participates in focused discussions of the Company’s quarterly performance and key issues affecting the Company. The Board formally reviews and discusses the Company’s business plan for the next year and its longer-term strategic objectives, as well as its succession plan, at least once a year.

Executive sessions with only independent Directors occur during each quarterly meeting, at the end of special and telephonic meetings at the discretion of the Board and at any other time deemed appropriate by the Board. The executive sessions are chaired by Mr. Quain, Chairman of the Board, who is an independent director. At least annually, the independent Directors meet formally in executive session to evaluate the Chief Executive Officer’s past year’s performance and to discuss and establish performance objectives for the next fiscal year.

All of the Directors participate in an annual evaluation of the Board’s effectiveness. Committee members also evaluate the effectiveness of the Committees on which they serve.

The Board, and each Committee, is authorized to engage independent outside financial, legal and other consultants as they deem necessary or appropriate. Directors also have full access to management. Committee responsibilities are detailed in each Committee charter.

Alignment with Shareholder Interests

Directors are expected to represent the interests of all shareholders. As described in the Director Compensation section on pages 29 and 30 of this Proxy Statement, all or a substantial portion of each Director’s compensation is linked to the Company’s stock performance and to the long-term interests of the Company’s shareholders. Directors are required to accept their annual Board and Committee Chairmanship retainer fees in phantom shares of the Company’s common stock, and may elect to receive their meeting fees in phantom shares of common stock or cash. Currently, all of the Directors receive all of their compensation, including meeting fees, in phantom shares of common stock. The phantom stock is held in a rabbi trust and is not distributed until January of the year following the termination of a Director’s service on the Board. The Company does not have stock ownership requirements for its Directors because they all hold a substantial equity interest in the Company due to the requirements of the Directors’ compensation plan.

Senior management meets regularly with institutional investors and shareholders and reports to the Board on analyst and shareholder views of the Company.

Communications With the Board

Shareholders and interested parties who wish to communicate with the Board of Directors or the non-management Directors may do so in writing, addressed to the Chairman of the Board, c/o Vice President Legal Affairs, Magnetek, Inc., N49 W13650 Campbell Drive, Menomonee Falls, Wisconsin, 53051.

The Board of Directors has instructed the Vice President Legal Affairs to distribute communications to the Chairman after determining whether the communication is appropriate for the duties and responsibilities of the Board. The Vice President Legal Affairs does not forward general surveys and mailings to solicit business, advertise products, resumes, product inquiries or complaints, sales communications or other communications that do not relate to the responsibilities of the Board.

Code of Conduct and Reporting of Ethical Concerns

Magnetek has adopted a Code of Business Conduct and Ethics applicable to all of its employees and officers, including the Chief Executive Officer, Chief Financial Officer and principal accounting officer, and Directors. A copy of the Code of Business Conduct and Ethics is available on the Company’s website at www.magnetek.com in the “Investor Relations” section under “Corporate Governance” and in print to any shareholder who requests a copy from the Vice President Legal Affairs/Corporate Secretary of Magnetek, Inc., N49 W13650 Campbell Drive, Menomonee Falls, Wisconsin 53051. Any request for a waiver of the Code of Business Conduct and Ethics must be submitted to the Nominating and Corporate Governance Committee for approval and must be ratified by the full Board. As of the date of this Proxy Statement, no request for a waiver of the Code of Business Conduct and Ethics has ever been made.

Magnetek has established procedures for employees, shareholders, and others to communicate concerns about ethical conduct or business practices, including accounting, internal controls or financial reporting issues, to the Audit Committee, which has responsibility for these matters. The concern may be anonymously communicated by contacting Signius, our independent, third party call center, at 866-428-1705. The Signius representative will transcribe the content of the call, maintaining the confidentiality of the caller even if contact information is left by the caller for follow-up purposes. Upon receipt of a communication, Signius immediately emails the content of the communication to the Vice President Legal Affairs and to the Chairman of the Audit Committee. All communications remain confidential and the identity of the caller, even if disclosed to Signius, is not disclosed to the Vice President Legal Affairs or the Audit Committee Chairman.

STANDING COMMITTEES OF THE BOARD

Audit Committee

Composition:	Separately designated committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Charter:

The Audit Committee operates under a written charter adopted by the Committee and approved and ratified by the Board of Directors, which is reviewed annually by the Committee. A copy may be found on the Company’s website at www.magnetek.com in the “Investor Relations” section, under “Corporate Governance,” and is available in print to any shareholder who requests it from the Vice President Legal Affairs/Corporate Secretary at Magnetek, Inc., N49 W13650 Campbell Drive, Menomonee Falls, Wisconsin, 53051.

Members:	Four independent Directors during fiscal 2008:

Dewain K. Cross, Chairman
David A. Bloss, Sr.
Yon Y. Jorden
Mitchell I. Quain

All of the above Directors served on the Audit Committee during fiscal 2008 and will remain on the Committee for fiscal 2009.

Independence:	Every member of the Audit Committee qualifies as independent under the Company’s independence guidelines and under guidelines established by the NYSE listing standards for Audit Committee membership.

Meetings:

During fiscal 2008, the Audit Committee held four regularly scheduled quarterly meetings and four telephonic meetings. Each of the Committee Members attended at least 75% of the meetings that occurred during the time that they served on the Committee.

Self-Evaluation:	The Audit Committee performed a self-evaluation of its performance in fiscal 2008.

Experts:

The Board has determined that all of the Audit Committee members are financially literate under the NYSE Listing Standards and that Mr. Cross and Ms. Jorden qualify as Audit Committee financial experts within the meaning of the SEC regulations and each of them has accounting or related financial management expertise as required by the NYSE listing standards.

Functions:	The following are the primary responsibilities of the Audit Committee. A more complete description of the Audit Committee’s responsibilities is set forth in the Committee Charter.

•  Appoints or replaces the independent registered public accounting firm and pre-approves all auditing services and engagement fees and terms and all non-audit services provided by the independent registered public accounting firm, except for non-audit services that fall within the de minimus exception set forth in Section 10A of the Exchange Act, and monitors disclosure of the pre-approval of non-audit services in the Company’s periodic reports.

•  Assesses and ensures the independence, qualifications and performance of the independent registered public accounting firm, including a review and evaluation of the lead partner, taking into account the opinions of management and the Company’s internal auditors.

•  Reviews and discusses with management and the independent registered public accounting firm (a) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; (b) analyses prepared by management or the independent registered public accounting firm setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; (c) any management letter provided by the independent registered public accounting firm and the Company’s response to the letter; (d) any problems, difficulties or differences encountered in the course of the audit work, including any disagreements with management or restrictions on the scope of the independent registered public accounting firm activities or on access to requested information and management’s response thereto; (e) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company; and (f) earnings press releases using “pro forma” or “adjusted” non-GAAP information, and financial information and earnings guidance provided to analysts.

•  At least annually, obtains the independent registered public accounting firm written statement concerning any non-audit relationships between the auditor and the Company and assesses the independence of the outside auditor as required under Independent Standard Boards Standard No. 1. and obtains the report regarding the auditor’s internal quality-control procedures and any material issues raised by the most recent quality-control review or peer review of the firm, and any steps taken to resolve any such issues.

•  Reviews and discusses with management and the independent registered public accounting firm the Company’s quarterly and annual audited financial statements, including matters required to be discussed pursuant to any relevant Statement on Auditing Standards.

•  Meets with the independent registered public accounting firm to review and approve its annual scope of audit and meets without management present to review and to discuss management’s response to findings.

•  Reviews the adequacy of the Company’s internal audit plan, responsibilities, budget and staffing, including the appointment, reassignment or dismissal of the director of internal audit and reviews findings from completed internal audits and progress reports on the proposed internal audit plan, together with explanations for any deviations from the original plan.

• Meets with the internal auditor to review and approve the annual scope of audit and meets without management present to discuss management’s response to findings.

•  Establishes and monitors the implementation of procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

•  Reviews disclosures made by the Company’s principal executive officer and principal financial officer regarding compliance with their certification obligations as required by the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder, including the Company’s disclosure controls and procedures and internal controls for financial reporting and evaluations thereof.

•  Reviews any reports of the independent registered public accounting firm mandated by Section 10A of the Exchange Act, and obtains from the independent auditors any information with respect to illegal acts in accordance with Section 10A.

•  Reviews at least annually the exceptions noted in the reports to the Audit Committee by the internal auditors and the independent registered public accounting firm and the progress made in responding to the exceptions.

•  Reviews and discusses with management the Company’s material contingent liabilities and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

• Prepares the report required by the rules of the SEC to be included in the Company’s annual Proxy Statement.

Compensation Committee

Structure:	Separately designated committee of independent Directors.

Charter:

The Compensation Committee operates under a written charter adopted by the Committee and approved and ratified by the Board of Directors, which is reviewed annually. A copy may be found on the Company’s website at www.magnetek.com in the “Investor Relations” section under “Corporate Governance,” and is available in print to any shareholder who requests it from the Vice President Legal Affairs and Corporate Secretary of Magnetek at the address noted above.

Members:	Four independent Directors during fiscal 2008:
Yon Y. Jorden, Chairman
David A. Bloss, Sr.
Dewain K. Cross
Mitchell I. Quain

All of the above Directors served on the Compensation Committee during fiscal 2008 and will remain on the Committee for fiscal 2009.

Independence:	All of the Compensation Committee members are independent, as independence for Compensation Committee members is defined in the NYSE Listing Standards.

Meetings:

During fiscal 2008, the Compensation Committee held two regularly scheduled meeting and one telephonic meeting. Each of the Committee Members participated in the meetings that occurred during the time that they served on the Committee.

Self-evaluation:	The Compensation Committee performed a self-evaluation of its performance in fiscal 2008.

Functions:	The following are the primary responsibilities of the Compensation Committee. A more complete description of the Committee’s functions is set forth in the Committee Charter.

•  Review and approve corporate goals and objectives relevant to CEO compensation, evaluate the CEO’s performance, and set the CEO’s compensation. Review and approve the compensation of executives based upon the CEO’s evaluation of performance and recommendations.

• Review, evaluate and make recommendations to the Board on the overriding compensation strategy of the Company and periodically reassess the balance between short-term pay and long-term incentives.

•  Adopt, administer, approve and ratify awards under incentive compensation and equity-based plans and make recommendations with respect to performance or operating goals for participants in the Company’s plans.

•  Review and make recommendations to the Board regarding employment agreements, severance arrangements, change in control agreements for the CEO and the officers of the Company, and any special or supplemental benefits paid to the CEO and the officers.

• Review and approve other large compensation expense categories such as employee benefit plans.

Nominating and Corporate Governance Committee.

Structure:	Separately designated committee of independent Directors.

Charter:

The Nominating and Corporate Governance Committee operates under a written charter adopted by the Committee and approved and ratified by the Board of Directors, which is reviewed annually. A copy may be found on the Company’s website at www.magnetek.com in the “Investor Relations” section under “Corporate Governance” and is available in print to any shareholder who requests it from the Vice President Legal Affairs and Corporate Secretary of Magnetek at the address noted above.

Members:	Four independent Directors during fiscal 2008:
Mitchell I. Quain, Chairman
David A. Bloss, Sr.
Dewain K. Cross
Yon Y. Jorden

All of the above Directors served on the Nominating and Corporate Governance Committee during fiscal 2008 and will remain on the Committee for fiscal 2009.

Independence:	All of the Nominating and Corporate Governance Committee members are independent, as independence for governance committee members is defined in the NYSE Listing Standards.

Meetings:

Two regularly scheduled meetings and one special meeting of the Nominating and Corporate Governance Committee were held during fiscal 2008. Each Committee member participated in the meetings that occurred during the time that they served on the Committee.

Self-evaluation:	The Nominating and Corporate Governance Committee performed a self-evaluation of its performance in fiscal 2008.

Functions:	The following are the primary responsibilities of the Nominating and Corporate Governance Committee. A more complete description of the Committee’s functions is set forth in the Committee Charter.

•  Develops qualification criteria for Board membership and recommends nominees for Board membership. Considers nominations from shareholders that are submitted in accordance with the requirements for submission of shareholder proposals set forth on page 2 of this Proxy Statement.

•  Makes recommendations from time-to-time to the Board regarding the number of members that should serve on the Board and regarding the standing committees of the Board, including their structure and annual membership.

• Reviews and analyzes Board compensation and makes recommendations to the full Board for consideration.

• Periodically reviews each Board member’s ownership of the Company’s common stock.

• Reviews periodically with the Chairman and Chief Executive Officer the succession plans relating to positions held by elected corporate officers.

• Reviews and reassesses at least annually the adequacy of the Corporate Governance Guidelines and Code of Business Conduct and Ethics and recommends any proposed changes to the Board for approval.

•  Considers and approves any requests for waivers of the Company’s Code of Business Conduct and Ethics and oversees the Company’s compliance with disclosures of any such waivers to both the NYSE and the SEC.

BENEFICIAL OWNERSHIP OF MAGNETEK, INC. COMMON STOCK
BY DIRECTORS, OFFICERS AND CERTAIN OTHER OWNERS

The following table shows the amount of Magnetek, Inc. common stock beneficially owned by (a) each person or group believed to own more than 5% of Magnetek’s common stock outstanding on July 31, 2008; (b) each Director, (c) each executive officer named in the Summary Compensation Table on page 24 of this Proxy Statement (hereafter referred to as “Executive Officers”), and (d) all Directors and Executive Officers as a group. The percentage amounts set forth in the table below are based on the 30,982,920 shares of common stock outstanding on July 31, 2008, plus, where applicable, the number of shares that the indicated person or group had a right to acquire within 60 days of that date.

	Number of Shares (1)	Percent (1)
Riley Investment Partners Master Fund, LP (2)	2,485,726	8.02%
Riley Investment Management LLC
B. Riley & Co., Inc.
B. Riley & Co. Retirement Trust
Bryant R. Riley
11100 Santa Monica Boulevard, Suite 800
Los Angeles, CA 90025
Dimensional Fund Advisors LP (3)	2,261,357	7.30%
1299 Ocean Avenue
Santa Monica, California 90401
Renaissance Technologies LLC (4)	2,485,400	8.02%
James H. Simons
800 Third Avenue
New York, NY 10022
Tontine Overseas Associates, L.L.C. (5)	2,993,900	9.66%
Tontine Capital Partners, L.P.
Tontine Capital Management, L.L.C.
Jeffrey L. Gendell
55 Railroad Avenue
Greenwich, CT 06830
Ironwood Investment Management, LLC (6)	2,237,710	7.22%
21 Custom House Street
Suite 240
Boston, MA 02110
Heartland Advisors, Inc. (7)	2,957,700	9.55%
William J. Nasgovitz
789 North Water Street
Milwaukee, WI 53202
GAMCO Investors, Inc. (8)	1,556,446	5.02%
Gabelli Funds, LLC
GAMCO Asset Management, Inc.
MJG Associates, Inc.
Gabelli Advisors, Inc.
GGCP, Inc.
Mario J. Gabelli
One Corporate Center
Rye, NY 10580
Dewain K. Cross (9)	218,140	*
Yon Y. Jorden (10)	36,250	*
Mitchell I. Quain (11)	167,050	*
David A. Bloss, Sr. (12)	0	*
Peter M. McCormick (13)	182,596	*
David P. Reiland (14)	702,030	2.27%
Marty J. Schwenner (15)	111,987	*
Ryan D. Gile (16)	38,000	*
Jolene L. Shellman (17)	3,750	*
Executive Officers and Directors as a group (9 persons) (18)	1,459,803	4.71%

*      Less than one percent

Notes:

(1)

For purposes of this table, a person is deemed to have “beneficial ownership” of any security as of a given date when such person has the right to acquire such security within 60 days after such date. Except as indicated in these footnotes to this table and pursuant to applicable community property laws, to the knowledge of the Company, the persons named in this table have sole voting and investment power with respect to all shares beneficially owned by them. The number of shares and percentage ownership amounts do not reflect amounts listed in the table representing common stock equivalents. The Company makes no representation as to the accuracy or completeness of amounts in this table that are identified in these footnotes as being provided according to public filings by or on behalf of the beneficial shareholders in question. For purposes of this table, the addresses of the Executive Officers and the Directors shall be N49 W13650 Campbell Drive, Menomonee Falls, Wisconsin, 53051.

(2)

According to a Schedule 13G filed on February 8, 2008, (i) Riley Investment Partners Master Fund, L.P. (“Riley Fund”) has sole voting and dispositive power with respect to 570,808 shares of our common stock, (ii) Riley Investment Management, LLC (“Riley Investment”) has sole voting and dispositive power with respect to the 946,184 shares of our common stock held by Riley Fund and shares voting and dispositive power with respect to 1,839,540 additional shares of our common stock that are held by and on behalf of Riley Investment’s investment advisory clients, (iii) B. Riley and Co., Inc. (“Riley Co.”) has shared voting and dispositive power with respect to 145,900 shares of our common stock, (iv) B. Riley & Co. Retirement Trust (“Riley Trust”) has sole voting and dispositive power with respect to 50,800 shares of our common stock, and (v) Bryant Riley has sole voting and dispositive power with respect to 8,400 shares of our common stock that are to be held on behalf of Mr. Riley’s children (“Riley’s Children”)

Bryant Riley, who is the sole manager of Riley Investment, controls the voting and investment decisions of Riley Investment. Riley Investment has sole voting and investment power over Riley Fund. As such, Mr. Riley may be deemed to be the beneficial owner of any securities held by Riley Investment and Riley Fund. Mr. Riley is also the controlling shareholder and Chairman of Riley Co. and trustee of Riley Trust and controls voting and investment decisions for Riley’s Children. Holdings of Mr. Riley, Riley Fund, Riley Investment, Riley Co., Riley Trust and Riley’s Children are presented on an aggregate basis in the above table. Mr. Riley disclaims beneficial ownership as to 832,549 shares of the Company’s common stock.

(3)

According to a Schedule 13G filed on February 6, 2008, Dimensional Fund Advisors, LP (formerly, Dimensional Fund Advisors Inc.) (“Dimensional”), furnishes investment advice to four investment companies and serves as investment manager to certain other commingled group trusts and separate accounts (the “Funds”). In its role as investment advisor or manager, Dimensional possesses sole voting and dispositive power over the shares of common stock that are owned by Funds, and may be deemed to be the beneficial owner of such shares. Dimensional disclaims beneficial ownership of such shares.

(4)

According to a Schedule 13G filed on February 13, 2008, James H. Simons controls Renaissance Techologies LLC, which possesses sole voting power with respect to 2,412,100 shares of common stock and sole dispositive power with respect to 2,485,400 shares of common stock reported in the above table.

(5)

According to a Schedule 13G/A filed on January 25, 2008, (i) Tontine Overseas Associates, L.L.C. (“TOA”) serves as investment manager and has shared voting and dispositive power with respect to 526,600 shares of our common stock which are directly owned by Tontine Capital Overseas Master Fund, L.P. (“TCO”), (ii) Tontine Capital Partners, L.P. (“TCP”) has shared voting and dispositive powers with respect to 2,467,300 shares of our common stock, (iii) Tontine Capital Management, L.L.C. (“TCM”) has shared voting and shared dispositive power with respect to 2,467,300 shares of our common stock, and (iv) Jeffrey L. Gendell has shared voting and dispositive power with respect to 2,993,900 shares of our common stock. TCM, as the general partner of TCP, has authority to direct the affairs of TCP including disposition of proceeds from the sale of our common stock. Mr. Gendell is the managing director of TCM and TOA and in that capacity, directs their operations. TCO, as the client of TOA, has power to direct the receipt of dividends or proceeds of sale from our common stock.

(6)

According to a Schedule 13G filed on February 14, 2008, Ironwood Investment Management, LLC has sole voting and sole dispositive power with respect to the shares of common stock reported in the above table.

(7)

According to a Schedule 13G filed on February 8, 2008, Heartland Advisors, Inc. (“Heartland”), by virtue of its investment discretion and voting authority granted by certain clients, which may be revoked at any time, and William J. Nasgovitz, as a result of his ownership interest in Heartland, have shared voting and dispositive power with respect to the shares of common stock reported in the above table. Heartland and Mr. Nasgovitz each disclaim beneficial ownership of such shares.

(8)

According to a Schedule 13D filed on December 26, 2007, (i) GAMCO Investors, Inc. (“GAMCO”) has sole voting and dispositive power with respect to 11,000 shares of our common stock, (ii) Gabelli Funds, LLC (“Gabelli Funds”) has sole voting and dispositive power with respect to 514,070 shares of our common stock, (iii) GAMCO Asset Management, Inc. (“GAMCO Asset”) has sole voting power with respect to 881,376 shares and sole dispositive power with respect to 931,376 shares of our common stock, (iv) MJG Associates, Inc. (“MJG”) has sole voting and dispositive power with respect to 20,000 shares of our common stock, and (v) Gabelli Advisors, Inc. (“Gabelli Advisors”) has sole voting and dispositive power with respect to 80,000 shares of our common stock. Mr. Gabelli and various entities which he directly or indirectly controls or for which he acts as chief investment officer, are engaged in providing investment services and advice to various institutional and individual clients. Mr. Gabelli and the foregoing reporting persons are deemed to have beneficial ownership of certain shares of our common stock, which are beneficially owned by certain of such reporting persons. The reporting persons do not admit that they constitute a group.

(9)

Includes 122,750 shares issuable upon exercise of options by Mr. Cross. Does not include 78,633 shares of phantom stock held in the Amended and Restated Director and Officer Compensation and Deferral Investment Plan (“DOCDIP Plan”).

(10)	Includes 26,250 shares issuable upon exercise of options by Ms. Jorden. Does not include 47,984 shares of phantom stock held in the DOCDIP Plan.

(11)

Includes 67,750 shares issuable upon exercise of options by Mr. Quain. Also includes 83,600 shares held in trusts for the benefit of Mr. Quain’s children, as to which Mr. Quain disclaims beneficial ownership. Does not include 78,551 shares of phantom stock held in the DOCDIP Plan.

(12)	Does not include 2,741 shares of phantom stock held in the DOCDIP Plan by Mr. Bloss.

(13)	Includes 181,000 shares issuable upon exercise of options by Mr. McCormick and 1,596 shares held in the 401(k) Plan as of August 31, 2008.

(14)

Includes 618,449 shares issuable upon exercise of options by Mr. Reiland and 5,559 shares held in the 401(k) Plan as of August 31, 2008. Also includes 39,735 shares held in a living trust, as to which Mr. Reiland disclaims beneficial ownership. Does not include 37,500 shares of phantom stock held in the DOCDIP Plan.

(15)	Includes 106,026 shares issuable upon exercise of options by Mr. Schwenner and 3,961 shares held in the 401(k) Plan as of August 31, 2008.

(16)	Includes 38,000 shares issuable upon exercise of options by Mr. Gile.

(17)	Includes 3,750 shares issuable upon exercise of options by Ms. Shellman.

(18)

Includes 1,160,225 shares issuable upon exercise of options by Executive Officers and Directors as a group as of August 31, 2008, and 11,116 shares held in the 401(k) Plan as of August 31, 2008. Also includes, for certain Executive Officers and Directors, shares held by trusts, as to which such Executive Officers and Directors disclaim beneficial ownership.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Compensation Committee of the Board of Directors (the “Compensation Committee” or “Committee”) is tasked with discharging the Board of Directors’ responsibilities related to oversight of the compensation of our directors and officers and ensuring that our executive compensation program meets our corporate objectives. Our executive compensation program is administered by management in accordance with the policies developed by the Committee. The discussion and analysis below is designed to assist in understanding the objectives of our executive compensation program, the different components of compensation paid to our named executive officers (“Named Officers”) and the basis for our compensation decisions. Our Named Officers include David P. Reiland, President and Chief Executive Officer (“CEO”), Marty J. Schwenner, our Vice President and Chief Financial Officer (“CFO”), and our three other most highly compensated executive officers other than the CEO and CFO, Peter M. McCormick, Executive Vice President and Chief Operating Officer, Ryan D. Gile, Vice President and Corporate Controller and Jolene L. Shellman, Vice President Legal Affairs and Corporate Secretary.  In addition to our Named Officers, other key employees of the Company participate in our executive compensation programs at varying levels based upon their job responsibilities and their impact on Company performance and goal achievement. This discussion and analysis should be read together with the compensation tables provided in this Proxy Statement.

The agenda for each meeting of the Compensation Committee is prepared and approved by the Chairman of the Committee in advance of the meeting. The Chairman of the Committee may, but is not required to, invite members of management to attend portions of meetings as deemed appropriate. The CEO and our Director of Corporate Human Relations typically attend Committee meetings, but do not attend executive sessions unless invited by the Committee for a specific purpose. None of our Named Officers are members of the Committee.

Executive Compensation Program Objectives

The Committee believes that executive compensation should be directly linked to Company performance and increased shareholder value. The objectives of the Committee regarding our executive compensation program include:

•   Providing a competitive total compensation package that enables us to attract and retain key personnel;

•   Motivating performance to achieve objectives by providing short-term compensation opportunities directly linked to Company objectives;

•  Providing long-term compensation opportunities, primarily through equity awards, that align executive compensation with value received by our shareholders; and

•        Promoting ownership of our stock by our executives in order to align the goals of our executives more closely with our goals and those of our shareholders.

These objectives are implemented by the Committee through our executive compensation program, which is comprised of three primary elements:

•   Base salary

•   Short-term incentive compensation

•   Long-term compensation

Other secondary elements include retirement benefits, other benefits and perquisites and change of control agreements.

The Committee believes that both short-term and long-term incentive compensation should reflect the performance of the Company as well as the individual contribution of each executive. Salary and bonus payments are primarily designed to reward current and past performance, recognizing that the primary goal of the Company and the Compensation Committee is to create long-term value for shareholders. The principal tool used to achieve the long-term incentive goal is the periodic grant of stock options and other equity awards to Named Officers and key employees. Equity is awarded to provide incentives for superior long-term future performance, as well as to reward exemplary past performance and as a tool for hiring and retention of Named Officers and key employees. Equity awards are directly linked to shareholders interests because the potential value of the awards is directly related to the price of the Company’s common stock.

The Committee believes that executive compensation should reflect the scope of the individual’s responsibilities, the Company’s performance and the contribution of each executive to the Company’s success. Market competitiveness and equitable principles are central elements of the Committee’s compensation policies. The aggregate compensation of the Company’s executives, whether cash or equity based, is evaluated by comparison to that of executives at similar-sized companies in related industries who hold the same positions or have substantially similar levels of responsibility, as well as by comparison to other executives within the Company who have comparable levels of responsibility. To evaluate the competitiveness of the Company’s compensation programs, the Committee reviews publicly disclosed compensation information of the similar-sized companies in related industries, as well as broad-based compensation surveys of other manufacturing or electronic equipment companies of similar size and performance within the same geographical regions.

The Committee has the flexibility to use these elements, along with discretionary benefits and perquisites, in proportions that will most effectively accomplish its objectives. For instance, the Committee may decide to realign the total compensation package to place greater emphasis on annual or long-term incentive compensation, depending on the focus of the business.

In establishing compensation plans for the Company, the Committee:

•   Reviews with management the cost and competitiveness of our cash and other compensation policies for all of our employees;

•   Ensures that our compensation policies align with our corporate objectives;

•   Reviews the performance of our executives and all components of their compensation;

•   Evaluates the effectiveness of our overall executive compensation program periodically; and

•        Reviews and approves our stock and bonus plans and, within the terms of the respective stock plan, determines the terms and conditions of issuances thereunder.

In addition, our Compensation Committee annually reviews and approves our corporate goals and objectives, evaluates our CEO’s compensation in light of such goals and objectives, and has the sole authority to set the CEO’s compensation based on this evaluation. Our CEO reviews the compensation of our other Named Officers and makes compensation recommendations to our Compensation Committee for their review and approval. Our CEO considers the Named Officer’s qualifications, experience, length of service, scope of responsibilities, and past performance, as well as compensation surveys and competitive pay practices in establishing compensation for our other Named Officers.

Each of the elements of our executive compensation program is discussed in more detail below.

Elements of Executive Compensation

As described earlier, the aggregate compensation paid to our executives is comprised of three primary components: base salary, annual incentive compensation and long-term compensation. We believe that each element of our executive compensation program helps us to achieve one or more of our compensation objectives. The table below lists each material element of our executive compensation program, the compensation objective or objectives that it is designed to achieve, and the characteristics of each compensation element.

Element	Purpose	Characteristics
Base salary	To attract and retain qualified executives; fixed rate of pay for an individual’s skills, experience and performance	Not at risk; eligible for annual merit increases and adjustment for changes in job scope
Short-term incentives	To attract and retain qualified executives; to motivate and reward achievement of annual Company goals	At risk; performance-based cash award; amount earned will vary based on actual results achieved relative to target results
Long-term incentives	To align interests of executives with shareholders; to reward stock price appreciation over time	Majority is performance-based; amount realized will depend upon stock price performance.
Retirement benefits	To attract and retain qualified executives; to encourage long service with the Company	Both fixed and variable aspects; defined contribution amounts vary based on contributions and asset returns.
Other benefits and perquisites	To attract and retain qualified executives	Not at risk; costs generally fixed

Element	Purpose	Characteristics
Change of Control (COC)	To attract and retain qualified executives; to provide continuity of leadership team leading up to and after a change of control	Contingent compensation; provides for continued employment upon a COC and severance benefits if an executive’s employment is terminated following a COC

The Committee believes that it is important that a significant portion of our Named Officers’ compensation is linked to our future performance in order to maximize shareholder value. Accordingly, aggregate compensation paid to our Named Officers is heavily weighted towards annual incentive and long-term compensation, both of which are “at risk” if we do not achieve our operating and strategic objectives. This strategy reflects our “pay-for-performance” philosophy. For purposes of this discussion, both the short-term incentive compensation and long-term incentive compensation related to stock option awards are considered “at risk.”

The Committee determines and approves aggregate compensation packages for our Named Officers based upon a number of factors, including the executive’s position, experience and performance (particularly over the past year, if applicable), as well as competitive market data and retention concerns.  The Committee considers the compensation levels of executives at peer companies listed in the Proxy Statement who hold the same positions or have substantially similar levels of responsibility.  Due to the smaller size and changed business operations of the Company, a revised group of peer companies was used for compensation evaluation purposes for fiscal 2009.  The companies comprising this peer group are generally comparable in size to the Company and participate in industries comparable or closely related to those in which the Company participates.  The peer group includes SatCon Technology Corporation, Flow International Corp., Gerber Scientific Inc., Hardinge Inc., Trimas Corp., Twin Disc Inc., Universal Stainless & Alloy Products Inc. and Zygo Corp. (the “Compensation Peer Group”). The Committee also reviews the Watson Wyatt Survey and the salary data of a Wisconsin based consulting group, MRA-Management Resources Association.

The Committee has the right to retain the services of outside consultants to assist with and make recommendations regarding executive compensation levels, practices and programs. No outside consultants were retained in fiscal 2008. Additional detail regarding each pay element of our executive compensation program is presented below.

Base Salary

Base salaries are paid on a current, or cash, basis, and are reviewed annually with adjustments, if any, based upon base salary levels of the Compensation Peer Group, the recent performance of the Company, budgets for base salary expense in the Company’s operating plan, salary survey comparisons provided by outside consulting firms, the executives’ individual performance and, for Named Officers other than the CEO, the recommendation of the CEO.  The Committee reviewed the base salary levels for fiscal year 2009 at its meeting in July 2008.  Based on these reviews, the Committee decided to provide a merit increase in the amount of $5,000 to the annual base salary levels of Mr. Gile and Ms. Shellman effective July 1, 2008.  No adjustments were made to base salary levels for Named Officers at the Committee’s July 2007 meeting.

At the meeting in January 2008, the Committee reviewed the tax planning and uncovered medical costs stipend (the “Stipend”) in the amount of $10,000, which was historically provided for certain executive officers and was currently available only to Messrs. Reiland, Schwenner and McCormick.  To eliminate ongoing administrative expenses associated with the Stipend, the Committee approved the elimination of the Stipend as a benefit and approved a corresponding increase in the amount of $10,000 to the base salaries of Messrs. Reiland, Schwenner and McCormick, effective as of January 1, 2008.  No other adjustments were made to base salary levels for these individuals for fiscal 2008 or fiscal 2009.

Short-term Incentives—Annual Compensation

Annual incentive compensation is a key component of the Committee’s pay-for-performance philosophy. The Management Incentive Compensation Plan (“MICP”) is a bonus plan that rewards eligible participants, including Named Officers and key employees, for achievement of predetermined target performance. The Committee established bonus tiers for fiscal 2008 tied to operating profit and net sales targets for the year. Target performance levels (100% achievement) reflect our annual operating plan and are intended to be reasonably attainable, taking into account market conditions and industry trends. The Committee considers the top tier a significant, meaningful and realistic challenge to the management team to increase our operating results. The threshold tier requires that we achieve minimally acceptable operating profit and sales growth and is more likely to be attained.

 The Compensation Committee does not use discretion to pay awards under the MICP that would not have otherwise been earned. The MICP does, however, allow the Committee to apply discretion in considering potential adjustments (e.g., certain accounting charges such as non-recurring restructuring and relocation costs) presented by management in order to assess the operating performance of continuing operations. In practice, the Committee has historically made a limited number of adjustments, which, for awards to be earned by participants during a given year, must be determined no later than the Committee’s July meeting.

MICP participants are divided into several classifications, which had target incentive award levels ranging from 15% to 100% of base salary in fiscal 2008. Participants’ classification is commensurate with what we believe is the relative impact a participant can have on the Company’s performance. The fiscal 2008 target annual incentive award percentages assigned to the Company’s Named Officers ranged from 35% to 100%. Earned awards, if any, are fully paid out in cash after the end of the fiscal year.

Fiscal 2008 incentive objectives were tied 80% to operating profit and 20% to sales achievement to the annual operating plan. The operating profit was defined as profit before tax provisions, interest expense and non-operating income or expense.  The operating profit threshold began at achievement of 86% of plan operating profit with target performance and bonus target payout at 100% achievement of plan operating profit. The sales threshold began at 96% of plan with target performance and bonus target payout at 100% of plan sales.  There was an additional opportunity to earn up to a maximum of two times the bonus target payout amount in the event that actual operating profit achievement was 150% of plan operating profit and actual sales were 120% of plan sales for fiscal 2008.

For fiscal 2008, the performance of the Company resulted in MICP payouts to the Named Officers at 64% of target incentive. The MICP payouts were based on achievement of 97% of the operating profit objective.  The sales objective threshold was not met and therefore no MICP payout was made under the sales portion of MICP.  The actual award payouts for the Named Officers are presented in the Summary Compensation Table, in the column “Non-Equity Incentive Plan Compensation.”  The possible dollar range of the fiscal 2008 annual incentive awards, including threshold, target and maximum awards, by Named Officer, is presented in the Grants of Plan-Based Awards Fiscal 2008 table on page 25.  One of the Named Officers received a discretionary bonus award which is reflected in the “Bonus” column.  The bonus award was made because the Named Officer’s base salary is for a part-time position but the job position and responsibilities required full-time work during fiscal 2008.

Fiscal 2009 incentive objectives were established by the Compensation Committee in July 2008. The MICP for fiscal 2009 focuses leadership attention on operating measures that will achieve Company adjusted EBITDA (80%) and Company sales (20%) as reflected in the Company’s fiscal 2009 annual operating plan.  The EBITDA metric reflects a cash flow focus and is defined as operating income plus the largest non-cash expenses (depreciation, pension expense and stock compensation).

Long-Term Incentives—Equity Compensation

The Compensation Committee believes that a significant component of the compensation paid to our executives over the long-term should be derived from stock-based compensation. The Committee determines the type of equity awards that are to be granted, which have historically been grants of restricted stock or stock options under our stock incentive plans. We believe that stock price appreciation and stock ownership in the Company are a valuable incentive to our executives and that grants of restricted stock and stock options to them serves to further align their interests with the interests of our shareholders as a whole and encourages our executives to manage the Company in its best long-term interests.

Stock Options. Stock options align executives’ interests with those of shareholders, as options only have realizable value if the share price of Magnetek stock increases relative to the grant, or exercise, price. The Compensation Committee determines, on a discretionary basis, whether to grant stock options, as well as the amount of shares of common stock subject to, and the terms of, the grants, based on a key employee’s position within the Company.

Historically, stock options have been granted annually. Stock options have not been granted on set dates, but rather were generally granted at the Compensation Committee’s meeting held in July of each year, except in the case of our non-employee directors, new hires, promotions or other special situations. Our non-employee directors are granted equity awards annually on the last business day of the Company’s fiscal year end.

In fiscal 2008, the Committee reviewed recommendations by our CEO for stock option awards to various key employees at its January 2008 meeting.  The Committee determined that the proposed awards met the compensation objectives and strategy of the Committee as described under Elements of Compensation and approved the stock option awards.  The stock option awards for the Named Officers are reflected in the Grants of Plan-Based Awards Fiscal 2008 table on page 25.

Stock options granted to key employees during fiscal 2008 have the following terms:

•   The exercise price of the option is the closing trading price on the grant date.

•        The option grants vest annually in 25% increments beginning on the first anniversary of the grant date and continuing on each subsequent anniversary until the fourth anniversary.

•   The option grant expires 10 years from the grant date.

Restricted Stock. Restricted stock is granted to executives to facilitate retention and, for newly hired executives, recruitment. In fiscal 2008, the Committee reviewed recommendations by our CEO for restricted stock grants to various key employees at its January 2008 meeting.  The Committee determined that the proposed grants met the compensation objectives and strategy of the Committee as described under Elements of Compensation and approved the restricted stock grants.  The restricted stock grants for the Named Officers are reflected in the Grants of Plan-Based Awards Fiscal 2008 table on page 25.  The restrictions on the restricted stock grants to the Named Officers in fiscal 2008 lapse on January 30, 2012. The restrictions generally provide that, unless the Compensation Committee in its discretion determines otherwise, during the term of the restrictions, the shares may not be sold or otherwise transferred and the shares will be immediately forfeited in the event of the executive’s termination of employment for any reason other than death, disability or retirement.

The aggregate amount, as determined under FAS No. 123R, recognized for purposes of our financial statements for 2008 with respect to outstanding options and restricted stock awards granted to our Named Officers is shown in the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table on page 24. The grant date value of the options and restricted stock awarded to the Named Officers in 2008, as determined under FAS No. 123R for purposes of our financial statements is shown in the “Grant Date Fair Market Value of Stock and Options Awards” column of the Grants of Plan-Based Awards Table on page 25. The ultimate value, if any, of stock option and restricted stock grants which will be realized is not determinable at the date of grant.

Retirement Benefits

The Company maintains the Magnetek FlexCare Plus Retirement Pension Plan (the “Retirement Plan”), a defined benefit pension plan that covers certain employees. Effective October 29, 2002, the Retirement Plan was frozen with respect to new participants and effective June 30, 2003, the Retirement Plan was frozen with respect to existing participants.

Although the Retirement Plan is a defined benefit plan, each non-union participating employee’s accrued benefit is determined by the “cash balance” credited to the employee’s retirement account prior to June 30, 2003. The accounts are maintained for bookkeeping purposes only. After June 30, 2003, the date the Retirement Plan was frozen with respect to existing participants, compensation-based account credits were discontinued.

In fiscal 2008, Messrs. Reiland, McCormick, Schwenner and Gile were entitled to pension benefits under the Retirement Plan. We provide defined benefit pensions to the above Named Officers because we provide similar benefits to most of our U.S. employees who were employed by the Company for a consecutive five year period before October 29, 2002.

All of our Named Officers participate in the Magnetek Flexcare Plus Retirement Savings Plan (the “Savings Plan”). Under the Savings Plan, a 401k tax-qualified retirement savings plan, participating employees may contribute up to 16% of base salary on a pre-tax basis and up to 10% on an after-tax basis, up to a combined total of 20% of base salary or the IRS limit, whichever is lower. The Company matches up to 50% of the first 6% of pre-tax contributions. All of our Named Officers receive this Company contribution and the amounts for fiscal 2008 are presented in the Summary Compensation Table and All Other Compensation Table on pages 24 and 25.

In addition, Named Officers designated by the Committee can participate in the Amended and Restated Director and Officer Compensation and Deferral Investment Plan (the “DOCDIP Plan”). The primary purposes of the DOCDIP Plan are (i) to provide Directors with the opportunity to defer voluntarily a portion of their Director’s Fees (as defined below), subject to the terms of the DOCDIP Plan, (ii) to provide key designated executives, including the Named Officers, with the opportunity to defer voluntarily a portion of their compensation, subject to the terms of the Plan and (iii) to encourage ownership of common stock by Directors and Named Officers and thereby align their interests more closely with the interests of the shareholders of the Company. We believe that the DOCDIP Plan enhances our ability to attract and retain qualified Directors and executives.

Other Benefits and Perquisites

Our Named Officers also either participate or are eligible to participate in our other benefit plans and programs on the same terms as other employees. In addition to the retirement plans described above, these plans include our medical and dental insurance, term life insurance, short-term disability insurance, long-term disability insurance and paid time-off plan. In addition, we provide certain of our Named Officers with perquisites that we believe are reasonable and competitive, and help us to hire and retain qualified executives. The value of other benefits and perquisites, in total and itemized, provided in 2008 are presented in the Summary Compensation Table and All Other Compensation Table on pages 24 and 25.

Employment, Change of Control and Other Agreements

We entered into agreements with certain of our Named Officers that provide for the payment of severance benefits upon change of control, provided the Named Officer is terminated within a certain period of time following such change of control. Severance payments made to these Named Officers, when they are terminated without cause generally include (i) payment of one and one-half times the sum of their annual salary and the amount of their target bonus for the year, (ii) immediate vesting of all unvested stock options which then become exercisable for one year; (iii) immediate vesting of all unvested restricted stock which becomes free of all contractual restrictions; and (iv) continued health and dental benefits for 18 months or until he or she receives benefits from another employer. We believe these employment agreements are a fair reward for hard work and value creation, assist us in retaining these executives, and provide incentives for them to remain with us during periods of uncertainty at the end of which such executives may not be retained.  The Named Officers with change of control agreements, as well as the value of potential payments upon a change in control, are presented in the Change in Control Table on page 28. The change of control agreements do not provide benefits if employment is terminated for cause, death or disability or if employment is voluntarily terminated by the Named Officer without good reason as defined in the change of control agreement.

Stock Ownership Guidelines

We do not have formal guidelines for the level of stock ownership in our Company by our Named Officers and Directors.

Tax Policy

Section 162(m) of the Internal Revenue Code limits our deductibility of cash compensation in excess of $1 million paid to the CEO and the four highest compensated executive officers during any taxable year, unless such compensation meets certain requirements. Total cash compensation is within $1 million for all Named Officers for fiscal 2008 and therefore all compensation should be deductible by us. The Compensation Committee has considered and will continue to consider deductibility in structuring compensation arrangements. However, the Committee retains discretion to provide compensation arrangements that it believes are consistent with the goals described above and in the best interests of the Company and our shareholders, even if those arrangements are not fully deductible under Section 162(m).

Our cash bonuses are intended to comply with the rules under Section 162(m) for treatment as performance-based compensation. Therefore, we should be allowed to deduct compensation related to cash bonuses.

If payments to any of our Named Officers are determined to be “excess parachute payments” under section 280G of the Internal Revenue Code and are subject to an excise tax, we will pay the affected Named Officer’s excise tax, and make needed gross up payments, so that the Named Officer is in the same position he or she would have been in had the excise tax not been assessed. The excise tax is sometimes assessed on payments made to certain individuals in connection with a change in control of the Company, when the payments are unusually large when compared with the individual’s historic pay. The tax can be assessed on accelerated vesting of equity awards, and on certain severance payments made to the individual if the individual is terminated after a change in control. If we undergo a change in control at a share value high enough to subject our Named Officers to this excise tax, then our Named Officers have acted in the best interests of our shareholders, possibly at their own personal expense. We have agreed to gross up our Named Officers for any such exercise taxes because we believe the Named Officers should be entitled to the full economic benefit of the payments they would otherwise receive, even though we would not be able to take a tax deduction on those gross up payments.

EXECUTIVE COMPENSATION

The information regarding the Company’s Named Officers is included in Part I, Item I, under the caption “Supplementary Information—Executive Officers of the Company” in the Company’s Annual Report on Form 10-K for the fiscal year ended June 29, 2008 and is hereby incorporated by reference into this Proxy Statement.

SUMMARY COMPENSATION TABLE

The table below summarizes information concerning compensation for fiscal 2008 of those persons who were at June 29, 2008; (i) our Chief Executive Officer, (ii) our Chief Financial Officer, and (iii) our other three Named Officers.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)		Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)	Total ($)
David P. Reiland	2008	$345,000	$124,500		$47,342	$18,407	$224,000	$16,043	$19,896	$795,188
President and Chief Executive Officer	2007	$340,000	$62,250		$47,341	$0	$133,875	$15,069	$29,205	$629,747

Peter M. McCormick	2008	$280,000	$0		$130,342	$9,203	$136,800	$5,315	$18,817	$580,477
Executive Vice President and Chief Operating Officer	2007	$275,000	$0		$88,842	$0	$81,211	$5,020	$28,189	$480,269

Marty J. Schwenner	2008	$230,000	$0		$70,350	$9,203	$112,800	$6,503	$38,487	$467,343
Vice President and Chief Financial Officer	2007	$220,604	$0		$47,524	$0	$66,445	$6,143	$104,364	$447,087

Ryan D. Gile	2008	$135,500	$0		$24,144	$2,301	$30,352	$365	$15,891	$208,553
Vice President and Corporate Controller	2007	$127,937	$12,084		$10,375	$0	$17,916	$345	$15,332	$185,996

Jolene L. Shellman	2008	$135,000	$33,750(	7)	$3,394	$15,088	$30,240	N/A	$11,554	$ 229,026
Vice President Legal Affairs and Corporate Secretary	2007	$67,500	$31,803		$0	$3,770	$9,302	N/A	$5,074	$ 119,456

(1)

Reflects amount paid pursuant to an agreement between the Company and Mr. Reiland; Mr. Reiland has elected to convert the bonus to phantom shares of Company common stock and defer receipt of the phantom shares pursuant to the DOCDIP Plan; the amount is reflected as FAS 123R expense during 2008.

(2)

Reflects the FAS 123R share-based compensation expense during 2008 for outstanding restricted stock awards as to which the restrictions have not lapsed. See Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended June 29, 2008 for a discussion of assumptions made in valuation of share-based compensation. The restriction on restricted stock awards lapse at varying dates. Restrictions lapse on January 1, 2009, January 5, 2010, or January 30, 2012.

(3)

Reflects the FAS 123R share-based compensation expense during 2008 for outstanding stock option awards. See Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended June 29, 2008 for a discussion of assumptions made in valuation of share-based compensation. The options expire ten years from the grant date and vest in 25% increments annually beginning on the first anniversary of the grant date and continuing on each subsequent anniversary until the fourth anniversary.

(4)	Consists of cash awards made under the Company’s Short-Term Incentive Plan. The amount is based on performance during fiscal 2008 but not paid until the following year.

(5)	Consists of the change in the actuarial present value of the individual’s benefit, including interest earnings, under the Company’s defined benefit pension plan from July 2, 2007 to June 29, 2008.

(6)	Consists of compensation included in the All Other Compensation Table which follows this table.

(7)	Reflects the discretionary bonus award discussed on page 20.

ALL OTHER COMPENSATION TABLE

The following table sets forth the specific items included in the “All Other Compensation” column of the Summary Compensation Table.

Name	Year	Company Contributions to Defined Contribution Plan (1)	Insurance Preminums (2)	Relocation Expenses	Tax Planning and Uncovered Medical Costs (3)	Other (4)	Total
David P. Reiland	2008	$7,600	$11,996	$0	$0	$300	$19,896
	2007	$7,746	$11,218	$0	$10,000	$241	$29,205

Peter M. McCormick	2008	$6,651	$11,656	$0	$0	$510	$18,817
	2007	$6,657	$11,082	$0	$10,000	$450	$28,189

Marty J. Schwenner	2008	$7,413	$11,394	$19,680	$0	$0	$38,487
	2007	$7,218	$10,978	$75,862	$10,000	$306	$104,364

Ryan D. Gile	2008	$4,965	$10,926	$0	$0	$0	$15,891
	2007	$4,550	$10,782	$0	$0	$0	$15,332

Jolene L. Shellman	2008	$3,882	$7,672	$0	$0	$0	$11,554
	2007	$1,402	$3,672	$0	$0	$0	$5,074

(1)             Consists of contributions made by the Company during 2008 under the Magnetek Flexcare Plus Retirement Savings Plan (401k plan).

(2)             Includes amounts paid by the Company for medical, term life and long-term disability insurance.

(3)             Effective January 1, 2008, the Stipend was eliminated and the base salaries of Messrs. Reiland, McCormick and Schwenner were increased by $10,000.

(4)             Includes club membership dues for Mr. McCormick and spousal travel expenses for Mr. Reiland. Mr. Reiland is entitled to use a club membership owned by the Company, but all monthly dues and expenses are paid by Mr. Reiland and are not reimbursed by the Company.

GRANTS OF PLAN-BASED AWARDS FISCAL 2008

The following table sets forth the awards under the Company’s MICP and under the 2004 Stock Incentive Plan (stock options and restricted stock). Awards under the MICP were earned in fiscal 2008 but not paid until fiscal 2009. There were no equity-based incentive awards granted to the Named Officers other than the stock option awards and the restricted stock awards disclosed below.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards; Number of Shares of	All Other Option Awards; Number of Securities	Exercise or Base Price of Option	Grant Date Fair Market Value of Stock and
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Stock or Units (#)	Underlying Options (#)	Awards ($/Sh)	Option Awards
David P. Reiland	1/30/08	$ 0	$345,000	$690,000	0	80,000	$3.61	$288,800	(2)
Peter M. McCormick	1/30/08	$ 0	$210,000	$420,000	0	40,000	$3.61	$144,400	(2)
Marty J. Schwenner	1/30/08	$ 0	$172,500	$345,000	0	40,000	$3.61	$144,400	(2)
Ryan D. Gile	1/30/08	$ 0	$47,425	$94,850	9,000	10,000	$3.61	$36,100	(2) (3)
Jolene L. Shellman	1/30/08	$ 0	$47,425	$94,500	9,000	10,000	$3.61	$36,100	(2) (3)

(1)	Reflects the estimated possible payments under the MICP for fiscal year 2008.

(2)

Reflects the FAS 123R expense over the life of the stock option award. The stock option grant was made under the 2004 Plan. The exercise price is based on the market closing price on the date of the grant. The options expire ten years from the grant date and vest in 25% increments annually beginning on the first anniversary of the grant date and continuing on each subsequent anniversary until the fourth anniversary.

(3)

Reflects the FAS 123R expense over the life of the restricted stock awards. The restricted stock awards were made under the 2004 Plan. The restrictions on the restricted stock awards lapse on January 30, 2012.

OUTSTANDING EQUITY AWARDS AT FISCAL 2008 YEAR-END

The following table sets forth the stock option awards previously granted to the Named Officers which were outstanding at the end of fiscal year 2008 either due to the award not yet being vested or due to the Named Officer’s decision not to exercise vested awards. The table also sets forth restricted stock awards previously granted to the Named Officers for which the restrictions have not yet lapsed.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)
David P. Reiland	50,000	0		$15.78	7/20/08	57,500(3)	$244,375
	12,439	0		$13.81	11/06/08
	8,469	0		$11.31	7/23/09
	100,000	0		$8.94	8/25/09
	25,000	0		$7.97	7/26/10
	50,000	0		$10.81	7/27/11
	11,250	0		$8.95	10/01/11
	13,125	0		$9.01	12/31/11
	11,766	0		$11.95	4/01/12
	65,000	0		$6.72	7/25/12
	21,400	0		$5.15	12/23/12
	300,000	0		$4.00	7/30/13
	0	80,000	(8)	$3.61	1/30/18
Peter M. McCormick	5,650	0		$13.22	8/17/08	107,500(4)	$456,875
	9,000	0		$8.94	8/25/09
	2,000	0		$9.13	9/14/09
	15,000	0		$7.97	7/26/10
	25,000	0		$10.81	7/27/11
	40,000	0		$6.72	7/25/12
	35,000	0		$5.15	12/23/12
	30,000	0		$4.00	7/30/13
	25,000	0		$6.70	1/28/14
	0	40,000	(8)	$3.61	1/30/18
Marty J. Schwenner	12,000	0		$13.22	8/17/08	57,500(5)	$244,375
	9,000	0		$8.94	8/25/09
	3,000	0		$9.13	9/14/09
	5,000	0		$7.97	7/26/10
	15,000	0		$10.81	7/27/11
	4,026	0		$11.95	4/01/12
	20,000	0		$6.72	7/25/12
	10,000	0		$3.35	2/21/13
	30,000	0		$4.00	7/30/13
	10,000	0		$7.55	7/07/14
	0	40,000	(8)	$3.61	1/30/18

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)
Ryan D. Gile	12,000	0		$ 6.72	7/25/12	21,500	(6)	$ 91,375
	5,000	0		$ 3.35	2/21/13
	10,000	0		$ 6.70	1/28/14
	11,000	0		$ 8.00	7/01/14
	0	10,000	(8)	$3.61	1/30/18
Jolene L. Shellman	3,750	11,250	(9)	$ 5.31	1/24/17	9,000	(7)	$ 38,250
	0	10,000	(8)	$3.61	1/30/18

(1)	All options in the column are vested.

(2)	The Market Value of shares or units of stock that have not vested per the table above is based on the closing trading price ($4.25) of the Company’s Common Stock at June 27, 2008.

(3)	Restrictions lapse and stock is vested as of January 1, 2009.

(4)	Restrictions lapse and vesting occurs as to 57,500 shares on January 1, 2009 and on January 5, 2010 as to remaining 50,000 shares.

(5)	Restrictions lapse and vesting occurs as to 27,500 shares on January 1, 2009 and on January 5, 2010 as to remaining 30,000 shares.

(6)	Restrictions lapse and vesting occurs as to 12,500 shares on January 5, 2010 and on January 30, 2012 as to remaining 9,000 shares.

(7)	Restrictions lapse and stock is vested as of January 30, 2012.

(8)	Options vest 25% on each anniversary date of grant and are fully vested on January 30, 2012.

(9)	Options vest 25% on each anniversary date of grant and are fully vested on January 24, 2011.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL YEAR 2008

During fiscal 2008, there were no option exercises by our Named Officers and there was no vesting of stock awards for any of our Named Officers.  Accordingly, the Option Exercises and Stock Vested for Fiscal Year 2008 table has been omitted from the Proxy Statement.

PENSION BENEFITS FOR FISCAL YEAR 2008

The following table sets forth information with respect to the Company’s defined benefit pension plan as of July 1, 2008.

Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Normal Retirement Date	Monthly Normal Retirement Benefit ($)	Payments During Last Fiscal Year ($)
David P. Reiland	17	$353,645	3/01/19	$4,040	$ 0
Peter M. McCormick	11	$115,663	7/01/25	$1,784	$ 0
Marty J. Schwenner	14	$141,522	2/01/26	$2,244	$ 0
Ryan D. Gile	2	$7,948	7/01/34	$ 194	$ 0
Jolene L. Shellman	N/A	N/A	N/A	N/A	N/A

The Company’s defined benefit pension plan was frozen in June 2003. As a result, no contribution credits have been accrued to participants’ individual accounts, rather, the accounts are credited annually with interest income. Ms. Shellman’s employment began after the plan was frozen and therefore she does not participate in the plan.

Interest on the cash balance accounts is assumed to continue at the 2008 rates of 4.85% for payments due in 0 – 5 years, 5.02% for payments due in 5 – 20 years and 5.09% for payments beyond 20 years.

The present value of accumulated benefit amounts were calculated using the current interest rate for determining lump sums under the plan (4.85% for payments due in 0 – 5 years, 5.02% for payments due in 5 – 20 years and 5.09% for payments beyond 20 years).  None of the participants listed above are currently eligible for a lump sum payment as of 7/01/08 due to their ages.

EMPLOYMENT, SEVERANCE, AND CHANGE IN CONTROL AGREEMENTS
AND ARRANGEMENTS FOR FISCAL YEAR 2008

The following table presents the estimated payouts that would be made upon a change in control coupled with an Officer’s termination of employment (other than for cause or retirement), assuming the change in control occurred as of June 29, 2008. The calculations are intended to provide reasonable estimates, based on the noted assumptions, of the potential benefits payable. The benefits are paid in cash in a single lump sum payment within five days of the Officers’s termination date. The actual amount of severance benefits, including excise tax gross-ups (if any), will depend upon the Officer’s pay, the terms of change in control transaction and the subsequent impact on the executive’s employment.

Name	Base Salary (1)	Annual Incentive Based Compensation (2)	Stock Options (3)	Restricted Stock Awards (4)	Excise Tax Gross-up (5)	Benefits (6)	Total
David P. Reiland	$525,000	$525,000	$51,200	$403,750	$402,964	$23,100	$1,931,014
Peter M. McCormick	$427,500	$320,625	$25,600	$456,875	$414,676	$23,100	$1,668,376
Marty J. Schwenner	$352,500	$264,375	$25,600	$244,375	$351,749	$23,100	$1,261,699

(1)	Represents 1.5 times the Officer’s base salary as of June 29, 2008.

(2)	Represents 1.5 times the Officer’s target bonus as of June 29, 2008.

(3)	Based on the closing trading price ($4.25) of the Company’s Common Stock at June 27, 2008.

(4)	Based on the closing trading price ($4.25) of the Company’s Common Stock at June 27, 2008.

(5)

Represents the estimated amount payable for excise and related income taxes owed on serverance-related payments following a change in control and termination of employment, as of June 29, 2008. The estimate was developed based on applicable provisions of the Internal Revenue Code.

(6)	Estimated amount of medical insurance premiums to be provided for 18 months following change of control.

DIRECTOR COMPENSATION

During fiscal 2008, the independent non-employee Directors, none of whom provide services to the Company or any of its subsidiaries other than as a Director, received the following compensation. None of the Directors received any other compensation from Magnetek, except for reimbursement of reasonable expenses incurred to attend Board and Committee meetings and to perform other relevant Board and Committee duties.  Mr. Reiland does not receive any form of compensation for his services as a Director, and he does not serve on any Board Committee.

NON-EMPLOYEE DIRECTOR COMPENSATION FOR FISCAL YEAR 2008

Name	Fees Paid in Cash	Fees Paid in Company Common Stock	Stock Awards	Option Awards (1)	All Other Compensation	Total
David A. Bloss, Sr.	$0	$11,500	$0	$3,598	$0	$15,098
Dewain K. Cross	$0	$59,000	$0	$ 18,713	$0	$77,713
Yon Y. Jorden	$0	$51,000	$0	$ 18,713	$0	$69,713
Mitchell I. Quain	$0	$51,000	$0	$ 18,713	$0	$69,713

(1)  Reflects the FAS 123R share-based compensation expense during 2008 for outstanding stock option awards. See Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended June 29, 2008, for a discussion of assumptions made in valuation of share-based compensation. The options expire ten years from the grant date and vest in 50% increments annually beginning on the first anniversary of the grant date, continuing until the second anniversary.

Form of Payment of Board Fees. Under the terms of the Magnetek, Inc. Amended and Restated Director and Officer Compensation and Deferral Investment Plan (the “DOCDIP Plan”), Directors are required to receive phantom shares of Magnetek’s common stock in lieu of cash for their annual retainer for Board membership and Chairmanship fees. The phantom shares are held in a rabbi trust until January of the calendar year after the Director’s services on the Board of Directors terminates. One phantom share equates to one share of Company common stock. A Director may elect to receive payment of meeting fees in quarterly cash payments or in shares of phantom stock, provided the Director timely elects to defer the meeting fees in accordance with the requirements of Section 409A of the Internal Revenue Code, as amended. The annual retainer, chairmanship fees and meeting fees are paid quarterly at the end of each calendar quarter. Currently, all directors have elected to receive payment of all meeting fees in phantom shares of common stock.

The number of shares of Magnetek’s common stock to be issued to Directors in lieu of cash on each payment date is equal to (i) the amount of the cash retainer fees or cash meeting fees payable to each Director at the rates then in effect divided by (ii) the fair market value of Magnetek’s common stock as determined on the payment date. No fractional shares may be granted under the Plan. Instead, the cash remainder will be paid to the participant.

In fiscal 2008 the annual retainer fee for independent, non-employee Directors was $26,000; the annual retainer for Committee Chairmanship (except Audit Committee Chairmanship) was $4,000; the annual retainer for Audit Committee Chairmanship was $12,000; the attendance fee for each Board meeting was $1,500; the attendance fee for each Committee meetings was $1,000; and the attendance fee for telephonic Board and Committee meetings was $500.  At the July 2008 meetings, the Nominating and Corporate Governanace Committee reviewed director compensation, including director compensation in the Compensation Peer Group (defined on page 19), and recommended an increase in the annual retainer fee for independent, non-employee Directors to $35,000 which was approved by the Board of Directors effective for fiscal year 2009.

Equity Awards. Under Magnetek’s 1997 Non-Employee Director Stock Option Plan (the “DSOP Plan”), as amended, each “qualifying” Director (any Director of Magnetek who on the date of the grant is a member of the Board of Directors and is neither an officer nor an employee of Magnetek or any of its subsidiaries) is automatically granted annually, on the last business day of the Company’s fiscal year, a non-qualified option to purchase 7,500 shares of Magnetek’s common stock. The per share exercise price of the option is the fair market value of a share of Magnetek’s common stock on the date of the grant, and the option term is ten years. In fiscal year 2008, each Director who served on the Board as of June 27, 2008 received an option to purchase 7,500 shares at a strike price of $4.195, which was the fair market value of the Company’s stock on June 27. Fifty percent of the options granted vest on the first anniversary of the grant date and the remaining fifty percent vest on the second anniversary of the grant date.  On April 22, 2008, Mr. Bloss received an automatic stock option grant in the amount of 7,500 shares upon his election as a Director and a discretionary stock option grant consisting of 12,500 shares under the DSOP Plan.  The exercise price for each of the stock option grants is $3.13, with vesting of 50% one year from the date of grant and vesting of the remaining 50% two years from the date of grant.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis prepared by management and included in this Proxy Statement for the 2008 Annual Meeting. In reliance on these reviews and discussions with management, the Compensation Committee recommended to the Board of Directors of the Company, and the Board of Directors has approved, that the Compensation Discussion and Analysis be included in the Proxy Statement for the 2008 Annual Meeting for filing with the Securities and Exchange Commission.

This report is submitted by the Compensation Committee:

Yon Y. Jorden (Chairman)
David A. Bloss, Sr.

Dewain K. Cross
Mitchell I. Quain

COMPENSATION COMMITTEE INTERLOCKS AND
INSIDER PARTICIPATION

During fiscal 2008, Yon Jorden served as Chairman of the Compensation Committee and David A. Bloss, Sr., Dewain K. Cross, and Mitchell I. Quain served as Committee members.  None of the Company’s Compensation Committee members was, during the past fiscal year, an officer or employee of the Company, nor is any member a former employee of the Company. None of the Compensation Committee members and none of the Company’s executive officers has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity and no interlocking relationship existed in fiscal 2008.

RELATIONSHIPS AND RELATED TRANSACTIONS

The Company had no transactions during fiscal 2008, and none are currently proposed, in which the Company was a participant and in which any related person had or will have a direct or indirect material interest.  The Company’s Corporate Governance Guidelines set forth the procedures regarding related person transactions and for determining the independence of our Directors and Committee members.  The Nominating and Corporate Governance Committee is responsible for evaluating the independence of each Board and Committee member at least annually, and more often if warranted by a change of circumstances or the nomination of a new Board member.  All relationships are evaluated annually by the Nominating and Corporate Governance Committee, using the criteria set forth in the Corporate Governance Guidelines, to determine whether they impact a Director’s independence.  The “Corporate Governance Principles” section on page 7 of the Proxy Statement contains additional information on related persons transactions.  A copy of the Corporate Governance Guidelines may be found on the Company’s website at www.magnetek.com in the “Investor Relations” section under “Board Guidelines.”

REPORT OF THE AUDIT COMMITTEE

The following report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing that we make under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this Report.

The Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended June 29, 2008 with Magnetek’s management, its internal auditors, and with representatives of Ernst & Young LLP, the Company’s independent registered public accounting firm. Both management and representatives of the independent registered public accounting firm represented to the Committee that the consolidated financial statements were prepared in accordance with generally accepted accounting principles. In connection with the Committee’s review of the financial statements, the Committee considered and discussed the quality of the financial reporting and disclosures, management’s assessment of the Company’s internal control over financial reporting and Ernst & Young LLP’s evaluation of the Company’s internal control over financial reporting. As required by Statement on Auditing Standards No. 61 (Communications with Audit Committees), the Committee also discussed and reviewed with Ernst & Young LLP critical accounting policies and practices, internal controls, and the scope of audits performed by Ernst & Young LLP, as well as matters relating to Ernst & Young LLP’s judgment about the quality and acceptability of the Company’s accounting principles as applied in its financial reporting. The Committee relies, without independent verification, on the information provided to it and on the representations of management and the independent registered public accounting firm.

The Committee met independently with representatives of Ernst & Young LLP to review and discuss their independence from management and the Company, and received from Ernst & Young LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as may be modified or supplemented from time to time. The Committee has further reviewed all fees paid to Ernst & Young LLP during the fiscal year and has considered the compatibility of Ernst & Young LLP’s performance of non-audit services with the maintenance of Ernst & Young LLP’s independence as the Company’s public accounting firm.

Based on the above-mentioned review and discussions with management and the accountants, the Audit Committee recommended to the Board that the audited financial statements be included in Magnetek’s Annual Report on Form 10-K for the fiscal year ended June 29, 2008 for filing with the SEC.

Dewain K. Cross (Chairman)
David A. Bloss, Sr.

Yon Y. Jorden
Mitchell I. Quain

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

Based solely upon a review of the forms filed with the SEC by Magnetek’s officers and Directors regarding their ownership of and transactions in the Company’s common stock and upon written representations from the officers and Directors that no additional forms were required, the Company believes that during fiscal 2008 each officer and Director complied with the Section 16(a) filing requirements of the Securities and Exchange Act of 1934.

ANNUAL MEETING OF SHAREHOLDERS OF

MAGNETEK, INC.

October 24, 2008

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your Proxy Card in the envelope provided as soon as possible.
- OR -
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500	COMPANY NUMBER
from foreign countries and follow the instructions. Have your Proxy Card available when you call.	ACCOUNT NUMBER
- OR -
INTERNET - Access “www.voteproxy.com” and
follow the on-screen instructions. Have your Proxy Card available when you access the web page.

You may enter your voting instructions at 1-800-PROXIES in the United States or 1-718-921-8500 from foreign countries or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR
VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:
☐	FOR ALL NOMINEES	NOMINEES: Dewain K. Cross David A. Bloss, Sr. Yon Y. Jorden Mitchell I. Quain David P. Reiland
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES
☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: •

		FOR	AGAINST	ABSTAIN
2.	Ratification of the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for fiscal 2009.	☐	☐	☐

3.	The undersigned hereby confers upon the proxies the discretion to act upon such other business as may properly come before said meeting or adjournment thereof.

Receipt of copies of the Annual Report to Shareholders, the Notice of the Annual Meeting of Shareholders and the Proxy Statement dated September 10, 2008 is hereby acknowledged.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

MAGNETEK INC.

ANNUAL MEETING OF SHAREHOLDERS, OCTOBER 24, 2008
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints DAVID P. REILAND and JOLENE L. SHELLMAN or either of them, attorneys and proxies, to represent the undersigned, with power of substitution, to appear and to vote all shares of stock of MAGNETEK, INC. (the “Company”) which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the Company to be held at N50 W13775 Overview Drive, Menomonee Falls, Wisconsin, on October 24, 2008 at 10:00 a.m. Central Daylight Time and any adjournment thereof.

This Proxy, when properly executed, will be voted in the manner directed herein by the shareholder named on the reverse side. If no direction is given, this Proxy will be voted FOR proposals 1 and 2, and in the proxies’ discretion on any other matters coming before the meeting.

(Continued and to be signed on the reverse side)

COMMENTS: